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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements and schedule of DigitalNet Holdings, Inc. dated January 27, 2003 (except with respect to the matter discussed in paragraph 6 in Note 1, as to which the date is March 28, 2003) and to our reports on the consolidated financial statements and schedule of DigitalNet Goverment Solutions, LLC dated January 27, 2003 in Amendment No. 5 to the registration statement (Form S-4 No. 333-107095) and related prospectus of DigitalNet, Inc. for the registration of $125.0 million of 9% senior notes due 2010.

                                             /s/ Ernst and Young LLP

McLean, Virginia
November 10, 2003